Exhibit 99.2

Seagate Technology Fiscal Fourth Quarter and 2010 Financial Results

Supplemental Commentary

July 20, 2010

The information in this written commentary, which was historically presented during our live conference call, is now being provided to the investment community concurrently with our press release to allow for additional time for review and analysis prior to commencement of the live call. Please note that these remarks will not be read during the call. The live call will consist of opening comments from Steve Luczo, Chairman, President and CEO, followed by a Q&A session with the executive management team.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the Company’s future operating and financial performance in the fiscal September 2010 quarter, and thereafter, and include statements regarding expected revenue, gross margin, customer demand for disk drives and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this document. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control. In particular, global economic conditions may pose a risk to the Company’s operating and financial performance. Such risks and uncertainties also include the impact of variable demand; dependence on Seagate’s ability to successfully qualify, manufacture and sell its disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements; and the Company’s ability to achieve projected cost savings. Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 19, 2009 and in the Company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on May 5, 2010, which statements are incorporated into this document by reference. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Fiscal Year 2010 Financial Highlights

Seagate reported fiscal year revenue of $11.4 billion, net income of $1.61 billion and diluted earnings per share of $3.14. The reported net income and diluted earnings per share include, approximately $111 million (or $0.22 per diluted share) of net charges not related to the company’s on-going operating results. These net charges consist of $35 million of purchased intangibles amortization expense, $66 million of restructuring costs, $3 million of expense (Other income/expense) related to the May 2010 termination of Seagate’s revolving credit facility, and $57 million for the net write down of long-lived assets offset by a $50 million income tax benefit due principally to valuation allowance adjustments related to deferred tax assets.

Reflecting the strength of the business, cash flow from operations was $1.9 billion, while free cash flow (cash flow from operations less capital expenditures) was $1.3 billion.

Fiscal Fourth Quarter Financial Highlights

Seagate’s fourth fiscal quarter of 2010 reflected a return to a seasonal demand pattern for hard disk drives, coupled with deteriorating macro-economic conditions and challenging competitive dynamics.

The Total Available Market (“TAM”) for hard disk drives in the June quarter was approximately 156 million units, which was near the low-end of the company’s expectations. This represents a 4% decline compared to the prior quarter and a 19% increase compared to the year-ago quarter.

Units Shipped, Revenue and Gross Margin

Seagate shipped 46.8 million units, down 7% as compared to the prior quarter and up 15% compared to the year-ago quarter. Revenue was $2.66 billion and gross margin as a percent of revenue was 27.4%. Revenue was less than originally expected due primarily to 1] lower demand stemming from the European debt crisis and slowing consumer spending in the U.S. and Europe, and 2] supply exceeding demand within the quarter as one competitor significantly increased production, which resulted in price reductions that were greater than expected, particularly for high-capacity 3.5-inch ATA and branded retail products. These effects were more pronounced in the consumer market versus the commercial market, which, in turn, negatively impacted mix and pricing.

Operating Expenses

R&D and SG&A totaled $334 million for the June quarter, which was slightly better than expected.

Restructuring

Restructuring charges of $16 million in the June quarter reflects approximately $13 million associated with previously announced restructuring activities.

Other Income and Expense

Other Income and Expense for the June quarter was an expense of $40 million and included approximately $3 million for fees related to the termination of our revolving credit facility in May of 2010. It is expected that in the September quarter a non-recurring charge in the range of $15 — 20 million related to the call for redemption of the Maxtor convertible debentures will be reflected in the GAAP results for Other Income and Expense.

Tax Rate

The tax provision for the June quarter was a benefit of $39 million which includes an income tax benefit of $50 million due principally to valuation allowance adjustments related to deferred tax assets. The tax rate for fiscal 2011 is expected to be approximately 3%.

Selected Balance Sheet Items

Cash, cash equivalents, restricted cash, and short-term investments totaled $2.6 billion at the end of the June quarter, up approximately $250 million as compared to the March quarter. Cash Flow from Operations was $324 million, Capital Investments were $267 million and free cash flow was $57 million.

Days Sales Outstanding increased by 5 days to 48 days as a typical seasonal pattern returned for the June quarter, which is characterized by sequentially lower unit demand and a majority of the shipments occurring during the last month of the quarter.

Inventory on the balance sheet increased from the prior quarter by $72 million to $757 million. Finished goods (up $63 million) comprise the majority of the increase. Seagate ended the quarter with approximately 2 weeks of inventory on hand (based on units), up less than 2 days from the prior quarter.

In May of 2010, Seagate issued $600 million of senior unsecured notes due in May of 2020 with a coupon rate of 6.875%. Additionally, Seagate gave notice to holders of its 5.75% Convertible Subordinated Debentures due March 2012 (the “5.75% Notes”) and its 2.375% Convertible Senior Notes due August 2012 (the “2.375% Notes”) that it will call for redemption of the entire outstanding amount of each note. The 5.75% Notes will be redeemed for cash ($33 million outstanding) on July 27, 2010 at 100% of their principal amount, plus accrued and unpaid interest to the redemption date. The 2.375% Notes ($326 million outstanding) will be redeemed for cash on August 20, 2010 at a redemption price equal to 100.68% of their principal amount, plus accrued and unpaid interest to the redemption date.

In late January of 2010, the Board approved an anti-dilution stock repurchase plan. Under this plan during the June quarter, the company repurchased 18.9 million common shares for approximately $333 million.

Seagate continues to work towards strengthening the capital structure of the company with the primary objectives being an overall debt level of $1.5 — 1.75 billion and a fully diluted share count of 500 million shares or less.

Disk Drive Market Commentary

Beginning with this quarter’s report, Seagate has changed how it provides data and commentary related to the various market categories that exist. The major market categories that will be discussed are 1] Enterprise, 2] Client Compute, 3] Client non-Compute. A disk drive is associated with one of these three market categories based on how it is configured. For example, if a customer buys a standard 2.5-inch ATA drive from Seagate, this would be included in the Client Compute category regardless of the application into which the drive is ultimately integrated. The Client non-Compute category will only contain drives specifically designed or configured for non-compute applications.

Enterprise Products

The TAM for enterprise class disk drives, which includes disk drives for both mission critical and nearline applications, was approximately 12 million units. Mission critical products continue to represent the bulk of the TAM at just over 7 million units. Seagate shipped 4.7 million drives for mission critical server and storage applications and 1.8 million drives for nearline applications during the quarter, representing a 31% increase and 38% increase year-over-year, respectively.

Seagate expects the TAM for enterprise class drives to be slightly up in the September quarter.

Client Compute Products

The TAM for client compute disk drives, which includes disk drives designed for use in mobile and desktop computers, was approximately 110 million units up 16% year-over-year. The mobile TAM was approximately 60 million units, up 25% year-over-year, while the desktop TAM was approximately 50 million units, up 6% year-over-year.

Seagate shipped in total 31.8 million client compute disk drives in the June quarter. Mobile drives accounted for 12.2 million units and desktop drives for 19.6 million units, which represents year-over-year growth of 22% and 3%, respectively.

Inventory of Seagate 3.5-inch ATA (desktop) disk drives in the distribution channel at the end of the quarter was approximately 4 weeks on hand, which is the low end of Seagate’s targeted range.

For the September quarter, Seagate expects the client compute TAM to increase seasonally.

Non-compute Market

The non-compute market consists of disk drives specifically configured for consumer electronic (“CE”) applications plus Seagate branded products sold at retail. The June quarter TAM for the non-compute market was approximately 34 million disk drives, comprised of 20 million CE drives and 14 million for branded products, which represents year-over-year growth of 23% and 21%, respectively.

In the June quarter, Seagate shipped 5.9 million CE disk drives, an increase of 48% year-over-year and 2.6 million Seagate branded storage products, down 4% year-over-year.

For the September quarter, Seagate expects the non-compute TAM to be seasonally higher.

Operations, Products/Technology

The focus in R&D and operations continues to be on executing time-to-market product introductions and supplying customers with high-quality products.

Products and Technology

Overall, Seagate continues to make progress on new product execution and time-to-market deliveries for the broadest portfolio in the industry. Some new product highlights include:

•                  Mission critical: the transition of the 2.5-inch, 10,000 RPM product line from 450GB to 600GB continues on plan and is ramping to volume production.

•                  Retail: the company launched the industry’s most versatile external storage family of products, including the industry’s first 3TB, 3.5-inch product (FreeAgent® GoFlex Desk) in the June quarter.

•                  Client compute: continued to qualify with OEM customers and increase production of the 2.5-inch, 7mm 250GB product line (Momentus® Thin) and the 2.5-inch, “hybrid” product line (Momentus® XT). Additionally, qualification was completed at a major OEM of the industry’s first 2.5-inch, 7200 RPM product at 375GB per disk (750GB total capacity).

Operations/Component Supply

Inventory turns for the quarter was approximately 10.2 — below the target range of 11-13 turns, due to lower demand than expected and strategic purchases of critical components. Availability of glass substrates, finished media and heads improved during the quarter; however, supply of these critical components is still expected to be generally tight for the second half of the calendar year, reflecting typical seasonal patterns.

Current expectations are for inventory turns to improve toward the low-end of our target range in the September quarter.

Capital Investments/Capacity Planning

Fiscal year 2010 investment in capital equipment totaled approximately $639 million based on cash payments. During the June quarter receipt of capital equipment was adjusted to align with capacity requirements, which caused a significant amount of capital equipment to be received late in the June quarter, resulting in the cash payment to be made in the September quarter.

Looking out to fiscal 2011, we are modeling capital investment to be in the targeted range of 6-8% of revenue.